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                                                         Contact: Bohn H. Crain
                                                         Chief Financial Officer
                                                         Stonepath Group
                                                         (215) 979-8370

            STONEPATH GROUP COMPLETES MULTIPLE ASIAN TRANSACTIONS AND
       SETS 2004 EBITDA TARGETS OF $14 MILLION AND $0.28 PER DILUTED SHARE


                Confirms 2003 EBITDA Guidance of $8.5 Million on
                        Revised Revenues of $210 Million
    ________________________________________________________________________

PHILADELPHIA, PA, December 29, 2003 - Stonepath Group (AMEX: STG), a global logistics services organization, today announced the completion of its acquisition of Hong Kong-based East Ocean Logistics along with strategic acquisitions in Singapore and Malaysia that significantly expand its Asian network. With the benefit of these transactions and the planned acquisition of Shanghai-based Shaanxi Sunshine Express expected to close in the first quarter of 2004, Stonepath has set a 2004 EBITDA target of approximately $14.0 million, or $0.28 per diluted share, on $300.0 million in revenues. The Company also reaffirmed its prior 2003 EBITDA guidance of approximately $8.5 million, or $0.21 per diluted share, but has identified the need to revise its 2003 revenue target to approximately $210.0 million. If Stonepath's 2003 and 2004 guidance is achieved, it would represent a 64.7% improvement in EBITDA, a 33.3% improvement in EBITDA per diluted share and a 42.9% improvement in revenues over the corresponding amounts in 2003.

Commenting on Stonepath's revised revenue guidance for 2003, Chief Financial Officer Bohn H. Crain remarked, "Through the integration process, review of internal controls and centralization of the financial reporting process the Company has recently determined that the revenues and costs of transportation for its International Services division were overstated in like amounts because certain intercompany transactions representing the buying and selling of transportation services were not being appropriately eliminated in consolidation within the division's legacy accounting system. This had no impact on net revenues, EBITDA or net earnings; however, the Company's transportation and net revenue margin percentages were understated."

"Based on our preliminary findings, both revenues and the costs of transportation of the International Services division were overstated by approximately $26.8 million for the nine months ended September 30, 2003 and $16.9 million for the year ended December 31, 2002. However, our net transportation margins increased to 23.9% instead of the previously reported 20.0% for the nine months ended September 30, 2003 and 25.6% instead of the previously reported 22.3% for the year ended December 31, 2002. A summary of the quarter over quarter and annual effect of our preliminary findings are included within a Current Report on Form 8-K that is being filed concurrently with this release. We have asked our auditors to do some additional field work to confirm these amounts and we are also in the process of preparing amended reports on Forms 10-Q/A and 10-K/A which will be filed once they have completed their work."



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Reconciliations of the EBITDA amounts contained in this press release to the most directly comparable GAAP amounts are included at the end of this press release.

About the Asian Transactions

Stonepath has completed the following four acquisitions:

The Company has acquired a 70% interest in the business operations of East Ocean Logistics Limited, a Hong Kong-based operation with projected 2003 revenues of approximately US$9.0 million. At the closing of this transaction, the Company paid $455,000 in cash and issued $227,500 of the Company's common stock. Up to an additional $1,942,500 is payable under a five year earn-out arrangement in addition to any amounts payable for excess working capital. The business operations of East Ocean are being combined with Stonepath's existing Hong Kong operations which will broaden the organization's ocean carriage capabilities throughout China and Southeast Asia.

Stonepath has acquired a 70% interest in the business operations of Planet Logistics Express (Singapore) Pte. Ltd., a Singapore-based operation with projected 2003 revenues of approximately US$3.0 million. At the closing of this transaction, the Company paid $519,000 in cash and issued $173,000 of the Company's common stock. Up to an additional $1,663,357 is payable under a five year earn-out arrangement in addition to any amounts payable for excess working capital. The Planet acquisition complements Stonepath's existing Asia network, and provides a significant air cargo network in Singapore and Southeast Asia.

The Company has acquired a 70% interest in the business operations of Group Logistics Pte. Ltd., a start-up operation in Shanghai, which will be funded in installments over a four year period using a 5 times multiple of the acquired operation's pre-tax annual earnings. At the closing of this transaction the Company paid $400,000 in cash which will be applied towards future funding obligations. The Group acquisition provides a platform to penetrate the air cargo markets in Shanghai.

Finally, through three separate transactions, Stonepath has acquired a 70% interest in the Malaysian operations of G-Link Express in Penang, Kuala Lumpur and Johor Barhu for a combined payment of $239,000 in cash and $119,000 of Company common stock. Up to an additional $600,000 is payable under a four year earn-out arrangement in addition to any amounts payable for excess working capital. The Malaysian acquisitions reflect the Company's strategy to continue to acquire affiliate offices from the G-Link group of companies which started with the acquisition of a 70% interest in the G-Link Singapore and Cambodia operations in August of 2003. To this end, Stonepath is also in conversations to acquire an interest in G-Link's operations in Vietnam, Thailand and Indonesia which would further build upon its presence in Asia.




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"We have made significant progress in developing our Asian network over the past several months," said Dennis Pelino, Chief Executive Officer. "These acquisitions expand our ocean freight service capabilities and at the same time launch the first phase of our strategic entry into the international air freight services arena through our network of owned operations. Although we have had the ability to provide seamless door-to-door supply chain solutions for our clients for air and ocean services, the mutual commitment of having our own Stonepath offices working at both ends of the transaction chain is significantly more fluid and effective than with agency operations. The acquisition of East Ocean, Planet, Group and the G-Link operations as well as the soon to be completed Shaanxi Sunshine Express transaction in China position Stonepath to be a major player in 2004 and beyond in this key and growing market. These transactions put us in a great position to serve the expanding base of customers looking to execute their supply-chain strategies on a global basis."

We believe that earnings before interest, taxes, depreciation and amortization, or EBITDA, is a useful financial measure of our financial performance for investors. Under GAAP, our net income reflects the amortization of customer intangibles arising from the Company's past acquisitions and other non-cash charges. However, we believe that we are actually growing the value of our customer relationships through our acquisition strategy. Management of the Company believes that EBITDA is a useful measure because it eliminates the effect of these non-cash costs and provides an important metric of the economic reality of the business. The following is a reconciliation of the projected EBITDA information contained in this press release to the most comparable projected GAAP amounts.

Reconciliation

                                                                            (projected amounts in millions)
                                                                                 2003             2004
                                                                                 ----             ----
         Net income                                                              $5.3             $8.6
         Interest expense/(income)                                                0.2              0.4
         Income tax expense/(benefit)*                                           (0.0)            (0.0)
         Depreciation and amortization                                            3.0              5.0
                                                                                 ---------------------
         EBITDA (Earnings before interest, taxes, depreciation and amortization) $8.5            $14.0

         * The Company maintains a valuation allowance to offset the net deferred tax assets associated with the tax losses generated prior to the Company's move into the logistics business. The Company expects to remove portions of this valuation allowance in 2003 and 2004 which would result in the Company recording a non-cash tax benefit in those years. This net income tax benefit has not been reflected in the Company's guidance.




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About Stonepath Group (AMEX:STG)
Stonepath Group (www.stonepath.com) is a global logistics services organization that integrates established logistics companies with innovative technologies. Through its operating divisions, Stonepath Logistics offers a full-range of time-definite transportation and distribution solutions to a wide range of global and local businesses. For more information about the Company, please contact John Brine at (212) 254-8280.

This Press Release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future results, levels of activity, events, trends or plans. We have based these forward-looking statements on our current expectations and projections about such future results, levels of activity, events, trends or plans. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, events, trends or plans to be materially different from any future results, levels of activity, events, trends or plans expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "guidance," "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. While it is impossible to identify all of the factors that may cause our actual results, levels of activity, events, trends or plans to differ materially from those set forth in such forward-looking statements, such factors include the inherent risks associated with: (i) our ability to sustain an annual growth rate in revenues consistent with recent results, (ii) our ability to sustain our recent profitability by maintaining overall operating margins, (iii) possible charges that could arise as a consequence of the recent bankruptcy of FAO, Inc, a customer serviced from the recently acquired operations of Regroup Express LLC,
(iv) our ability to identify, acquire, integrate and manage additional businesses in a manner which does not dilute our earnings per share; (v) our ability to obtain the capital necessary to make additional acquisitions, (vi) the uncertainty of future trading prices of our common stock and the impact such trading prices may have upon our ability to utilize our common stock to facilitate our acquisition strategy, (vii) the uncertain effect on the future trading price of our common stock associated with the dilution upon the conversion or exercise of outstanding convertible securities, (viii) our dependence on certain large customers, (ix) our dependence upon certain key personnel, (x) an unexpected adverse result in any legal proceeding, (xi) the scarcity and competition for the operating companies we need to acquire to implement our business strategy, (xii) competition in the freight forwarding, logistics and supply chain management industry, (xiii) the impact of current and future laws affecting the Company's operations, (xiv) adverse changes in general economic conditions as well as economic conditions affecting the specific industries and customers we serve, (xv) regional disruptions in transportation, and (xvi) other factors which are or may be identified from time to time in our Securities and Exchange Commission filings and other public announcements. For the purposes of determining our EBITDA per diluted share, we have assumed a weighted average of 40.0 million and 50.0 million shares outstanding, respectively as of the end of 2003 and 2004. The actual weighted average shares outstanding as of the end of 2004 may vary based upon capital raising activities during 2004, among other factors. In addition, our estimates of the financial results that may be realized from the businesses we have recently acquired have been developed based upon an analysis of unaudited historic internal financial statements provided by the sellers of those businesses. We may be caused to adjust our 2004 guidance if the results of operations of our recently acquired businesses in 2004 is inconsistent with the historical results provided by the sellers of those businesses. With respect to our planned acquisition, although management is confident that this transaction will be completed on a timely basis, it remains subject to the production of audited financial statements, completion of due diligence analysis, securing bank and other third party approvals, and the like. Thus, there can be no assurances that this transaction will be completed in the expected time frame, if at all. Furthermore, our estimates as to the financial results that may be realized after the completion of such acquisition has been developed based upon an analysis of unaudited internal financial statements produced by the target company. Upon the completion of audited financial statements for this company, we may be caused to adjust our forward-looking information, and such adjustments may be material. There can be no assurance that these and other factors will not affect the accuracy of such forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.


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